Exhibit 8.1

Entera Bio Ltd.

The following is a list of subsidiaries of Entera Bio Ltd. as of December 31, 2018:

STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION	SUBSIDIARY
Delaware	Entera Bio Inc.